For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Investor Relations                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces

Fourth Quarter and Full-Year 2017 Results

HOUSTON, March 15, 2018 - Gastar Exploration Inc. (NYSE American: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2017.

Fourth quarter 2017 highlights

•	Average daily production of 6,900 barrels of oil equivalent (“Boe”) per day (“Boe/d”), a 17% increase over fourth quarter 2016 and an 11% increase over third quarter 2017
•	STACK Play production, which excludes West Edmund Hunton Lime Unit (“WEHLU”) production, averaged 4,000 Boe/d, a 48% increase over fourth quarter 2016 and an 18% increase over third quarter 2017

Full-Year 2017 Highlights

•	Gastar’s year-end 2017 U.S. Securities and Exchange Commission (“SEC”) proved reserves increased 68% to 42.9 million barrels of oil equivalent (“MMBoe”), as previously reported.
•	Successful drilling optimization program reduced days to drill by 36% from first half of 2017.
•	Positioned company to become a pure-play Oklahoma STACK Play operator with the sale of its WEHLU acreage, which closed in February 2018.

Michael Gerlich, Gastar's Chief Financial Officer, commented, “We ended 2017 with a solid fourth quarter and strong momentum entering 2018.  Fourth quarter revenues, before the effects of our commodity derivatives, were up substantially over the fourth quarter of 2016, driven by a 17% increase in production and an 18% increase in product pricing.”

“We achieved numerous other objectives during the year, including operational improvements and significant reserve growth, particularly across our STACK Play acreage which increased 184% year-over-year. With the capital restructuring in March 2017 and the recent closing of our WEHLU asset divestiture, we are better positioned to focus on building shareholder value.”

Financial Review

Net loss attributable to Gastar’s common stockholders for the fourth quarter of 2017 was $16.6 million, or a loss of $0.08 per share, compared to a fourth quarter 2016 net loss of $8.2 million, or a loss of $0.06 per share.  Adjusted net loss attributable to common stockholders (non-GAAP), which excludes non-cash and unusual items, improved to $6.6 million, or a loss of $0.03 per share for the fourth quarter of 2017, compared to an adjusted net loss attributable to common stockholders of $7.5 million, or a loss of $0.06 per share, for the fourth quarter 2016 and an adjusted net loss attributable to common stockholders of $11.2 million, or $0.08 per share, for the third quarter of 2017. (See the accompanying reconciliation of the non-GAAP financial measure adjusted net loss at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) (non-GAAP) for the fourth quarter of 2017 increased 46% to $15.5 million compared to adjusted EBITDA of $10.6 million for the fourth quarter of 2016 and up 49% sequentially from $10.4 million for the third quarter of 2017. (See the accompanying reconciliation of the non-GAAP financial adjusted EBITDA at the end of this news release.)

Revenues from oil, condensate, natural gas and natural gas liquids (“NGLs”), before the effects of commodity derivatives contracts, totaled $23.7 million in the fourth quarter of 2017, a 38% increase from $17.2 million in the fourth quarter of 2016 and a 30% increase from $18.2 million in the third quarter of 2017.  The increase from the fourth quarter of 2016 in oil, condensate, natural gas and NGLs revenues primarily resulted from an 18% increase in equivalent product pricing and a 17% increase in equivalent production volumes.  The increase from third quarter 2017 revenues was due to a 17% increase in equivalent product pricing and an 11% increase in equivalent production volumes.

Commodity derivatives were in place for approximately 88% of our oil and condensate production, 68% of our natural gas production and 33% of our NGLs production for the fourth quarter of 2017.  Commodity derivative contracts settled during the period resulted in a $1.7 million increase in revenue compared to a $1.8 million increase in revenues in the fourth quarter of 2016.  For details on Gastar’s current hedging position, please see our Annual Report on Form 10-K for the year ended December 31, 2017 filed today with the SEC.

The following table provides a summary of Gastar’s total net production volumes and overall average commodity prices for the three and twelve months ended December 31, 2017 and 2016:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Net Production:
Oil and condensate (MBbl)	312	269	1,118	1,105
Natural gas (MMcf)	1,048	913	3,795	6,145
NGLs (MBbl)	148	123	527	739
Total production (MBoe)	634	544	2,277	2,869
Net Daily Production:
Oil and condensate (MBbl/d)	3.4	2.9	3.1	3.0
Natural gas (MMcf/d)	11.4	9.9	10.4	16.8
NGLs (MBbl/d)	1.6	1.3	1.4	2.0
Total daily production (MBoe/d)	6.9	5.9	6.2	7.8
Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging activities(1)	$58.12	$51.89	$54.27	$45.80
Oil and condensate per Bbl, excluding impact of hedging activities	$53.77	$46.73	$48.91	$38.92
Natural gas per Mcf, including impact of hedging activities(1)	$2.64	$3.04	$2.75	$2.04
Natural gas per Mcf, excluding impact of hedging activities	$2.51	$2.69	$2.66	$1.77
NGLs per Bbl, including impact of hedging activities(1)	$30.83	$18.16	$24.49	$11.81
NGLs per Bbl, excluding impact of hedging activities	$29.20	$17.51	$22.49	$9.81
Average sales price per Boe, including impact of hedging activities(1)	$40.13	$34.83	$36.90	$25.06
Average sales price per Boe, excluding impact of hedging activities	$37.39	$31.56	$33.64	$21.31

_____________________________

(1)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

Average daily production for the full-year 2016 includes production of 1,800 Boe/d from our Appalachian Basin assets substantially all of which were sold in April 2016.  Fourth quarter 2017 Mid-Continent equivalent production consisted of approximately 72% liquids, comprised of 49% oil and 23% NGLs, up 1% from fourth quarter 2016 production and in line with third quarter 2017.

In the Mid-Continent area, lease operating expenses (“LOE”) per Boe of production were $9.14 in the fourth quarter of 2017 versus $8.67 in the fourth quarter of 2016 and $10.80 in the third quarter of 2017, including workover costs.  Excluding workover expense, LOE per Boe for the fourth quarter of 2017 was $8.64 as compared to $7.09 per Boe in the fourth quarter of 2016 and $8.80 per Boe for the third quarter of 2017.

General and administrative (“G&A”) expense was $4.4 million in the fourth quarter of 2017 compared to $3.6 million in the fourth quarter of 2016 and $4.1 million in the third quarter of 2017. G&A expense for the fourth quarter of 2017 included $1.9 million of non-cash stock-based compensation expense, versus $773,000 in the fourth quarter of 2016 and $1.8 million in the third quarter of 2017.

Liquidity and Capital Budget

Gastar’s capital expenditures in the fourth quarter of 2017 totaled $36.9 million, comprised of $29.1 million for drilling, completions and infrastructure costs, $5.0 million for unproved acreage extensions, renewals and additions and $2.8 million of other capitalized costs.  For all of 2017, capital expenditures, excluding acquisitions and divestments, totaled $131.4 million.

As previously reported, the Company has approved a 2018 capital budget of approximately $115 million comprised of $69.5 million for a one‑rig STACK operated drilling and completion program, $15.7 million for STACK non-operated drilling and completion costs, $18.2 million in leasing costs and $11.6 million for capitalized interest and administration costs.  We expect approximately 86% of the 2018 capital budget to be operated.  We plan to fund our 2018 capital budget through existing cash balances, internally generated cash flow from operating activities, net cash proceeds from the WEHLU Sale and possible future property sales.

On February 28, 2018 the Company completed the previously announced sale of its interest in WEHLU for $107.5 million, adjusted for the effective date of October 1, 2017 and resulting in net cash proceeds of $98.8 million at closing.

Operations Review and Update

Stephen Roberts, Senior Vice President and Chief Operating Officer, commented, “The new drilling and completion techniques that we implemented continue to produce positive results.  As compared to the first half of 2017, we have seen a reduction in the number of days to drill a well from 19.4 to 12.4 days and reduced completion days from seven to four.  Based on efficiency improvements, our current cost per well is expected to be approximately $4.5 million for Osage wells and $4.7 million for Meramec wells.  We are particularly pleased with the improvement in production of our new Gen 3.0 completion design when compared to earlier generation well completions.  We will continue to explore for ways to improve production performance as we further de-risk and delineate the Meramec and Osage formations on our STACK Play acreage throughout 2018.”

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three and twelve months ended December 31, 2017 and 2016:

	For the Three Months Ended December 31,		For the Years Ended December 31,
Mid-Continent	2017	2016	2017	2016
Net Production:
Oil and condensate (MBbl)	312	269	1,118	1,058
Natural gas (MMcf)	1,048	901	3,794	3,818
NGLs (MBbl)	148	123	527	503
Total net production (MBoe)	634	542	2,277	2,198
Net Daily Production:
Oil and condensate (MBbl/d)	3.4	2.9	3.1	2.9
Natural gas (MMcf/d)	11.4	9.8	10.4	10.4
NGLs (MBbl/d)	1.6	1.3	1.4	1.4
Total net daily production (MBoe/d)	6.9	5.9	6.2	6.0
Average sales price per unit(1):
Oil and condensate (per Bbl)	$53.77	$46.73	$48.91	$40.12
Natural gas (per Mcf)	$2.51	$2.70	$2.66	$2.21
NGLs (per Bbl)	$29.20	$17.51	$22.49	$13.94
Average sales price per Boe(1)	$37.39	$31.63	$33.64	$26.35

_____________________________

(1)	Excludes the impact of hedging activities

Average daily production for the Mid-Continent area includes production of 2,900 and 3,100 Boe/d, for the quarter and full-year of 2017 respectively, from WEHLU which was sold on February 28, 2017.

During 2017, Gastar spud a total of 11 gross (3.1 net) operated Meramec and 17 gross (11.5 net)  operated Osage wells; completed 15 gross (3.8 net) operated Meramec and 16 gross (10.6 net) operated Osage wells and participated in numerous third-party wells across its 67,000 core STACK Play acreage. This highly contiguous position is 84% operated and 66% held by production.

To date in 2018, Gastar spud three gross (2.5 net) operated Osage wells and completed two gross (1.8 net) operated Osage wells.

Guidance for First Quarter 2018 and Full-Year 2018

Our guidance, as previously provided, for the first quarter and full-year 2018 is presented in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward Looking Statements."

Production	First Quarter 2018	Full-Year 2018

Net average daily (MBoe/d)(1)	4.7 – 5.0	5.0 – 6.0
Liquids percentage	71% - 73%	70% - 74%

Cash Operating Expenses
Production taxes (% of production revenues)	2.5% - 2.7%	2.5% - 2.9%
Direct lease operating ($/Boe)	$8.60 - $9.40	$8.40 - $9.60
Transportation, treating & gathering ($/Boe)(2)	$1.60 - $1.80	$1.50 - $1.80
Cash general & administrative ($/Boe)	$6.90 - $7.40	$6.00 - $6.60

________________

(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(2)	Pursuant to revenue recognition accounting, fee will be applied as revenue deduction in 2018. Approximately 40% of fee is estimated to apply to NGLs and 60% to natural gas.

Conference Call

Gastar has scheduled a conference call for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, March 16, 2018.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through March 23 by dialing 1-201-612-7415 and using the conference ID: 13676480.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure-play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Oswego limestone, Meramec and Osage bench formations within the Mississippi Lime, the Woodford shale and Hunton limestone formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. In addition, production information from our recently completed wells completed using our Gen 3 design is preliminary based on limited flow back history and therefore may not be fully indicative of sustained production rates or predictive of ultimate hydrocarbon recoveries.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the first quarter and full-year of 2018 are based upon the current 2018 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including changes in commodity prices, drilling results, our liquidity position, availability of crews, supplies and production capacity, weather delays and significant changes in drilling costs.

Unless otherwise stated herein, equivalent volumes of production are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$16,781	$12,547	$54,667	$43,011
Natural gas	2,627	2,460	10,079	10,854
NGLs	4,314	2,152	11,841	7,252
Total oil and condensate, natural gas and NGLs revenues	23,722	17,159	76,587	61,117
(Loss) gain on commodity derivatives contracts	(8,239)	1,128	(4,457)	(2,863)
Total revenues	15,483	18,287	72,130	58,254
EXPENSES:
Production taxes	1,155	439	2,830	1,908
Lease operating expenses	5,799	4,776	22,195	20,605
Transportation, treating and gathering	627	358	1,814	1,704
Depreciation, depletion and amortization	7,253	5,130	24,015	29,673
Impairment of natural gas and oil properties	—	—	—	48,497
Accretion of asset retirement obligation	66	82	237	368
General and administrative expense	4,360	3,573	16,842	19,445
Litigation settlement benefit	—	—	—	(10,100)
Total expenses	19,260	14,358	67,933	112,100
(LOSS) INCOME FROM OPERATIONS	(3,777)	3,929	4,197	(53,846)
OTHER (EXPENSE) INCOME:
Interest expense	(9,211)	(8,507)	(38,955)	(35,246)
Loss on early extinguishment of debt	—	—	(12,172)	—
Investment and other income	9	33	175	31
LOSS BEFORE PROVISION FOR INCOME TAXES	(12,979)	(4,545)	(46,755)	(89,061)
Provision for income taxes	—	—	—	—
NET LOSS	(12,979)	(4,545)	(46,755)	(89,061)
Dividends on preferred stock	—	—	(8,443)	(3,618)
Undeclared cumulative dividends on preferred stock	(3,618)	(3,618)	(6,030)	(10,855)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(16,597)	$(8,163)	$(61,228)	$(103,534)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.08)	$(0.06)	$(0.31)	$(0.93)
Diluted	$(0.08)	$(0.06)	$(0.31)	$(0.93)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	209,089,468	132,936,419	195,369,489	111,367,452
Diluted	209,089,468	132,936,419	195,369,489	111,367,452

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
	(in thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,266	$71,529
Accounts receivable, net of allowance for doubtful accounts of $1,953	38,575	26,883
Commodity derivative contracts	1,370	6,212
Prepaid expenses	960	755
Total current assets	54,171	105,379
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	131,955	67,333
Proved properties	1,344,329	1,253,061
Total natural gas and oil properties	1,476,284	1,320,394
Furniture and equipment	3,838	2,622
Total property, plant and equipment	1,480,122	1,323,016
Accumulated depreciation, depletion and amortization	(1,155,027)	(1,131,012)
Total property, plant and equipment, net	325,095	192,004
OTHER ASSETS:
Restricted cash	370	—
Commodity derivative contracts	—	1,638
Deferred charges, net	—	676
Advances to operators and other assets	82	102
Other	405	405
Total other assets	857	2,821
TOTAL ASSETS	$380,123	$300,204
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$24,382	$8,867
Revenue payable	11,823	6,690
Accrued interest	7,298	3,515
Accrued drilling and operating costs	9,381	2,615
Advances from non-operators	1,445	3,504
Commodity derivative contracts	4,416	338
Commodity derivative premium payable	135	1,654
Asset retirement obligation	—	89
Other accrued liabilities	2,706	2,462
Total current liabilities	61,586	29,734
LONG-TERM LIABILITIES:
Long-term debt, net	342,952	404,493
Commodity derivative contracts	2,572	—
Commodity derivative premium payable	—	969
Asset retirement obligation	4,841	5,443
Total long-term liabilities	350,365	410,905
Commitments and contingencies
STOCKHOLDERS' DEFICIT:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at December 31, 2017 and 2016, respectively, with liquidation preference of $25.00 per share	41	41
Series B Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at December 31, 2017 and 2016, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, par value $0.001 per share; 800,000,000 and 550,000,000 shares authorized at December 31, 2017 and 2016, respectively; 218,874,418 and 150,377,870 shares issued and outstanding at December 31, 2017 and 2016, respectively	219	150
Additional paid-in capital	819,554	644,306
Accumulated deficit	(851,663)	(784,953)
Total stockholders' deficit	(31,828)	(140,435)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$380,123	$300,204

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(46,755)	$(89,061)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	24,015	29,673
Impairment of natural gas and oil properties	—	48,497
Stock-based compensation	5,921	3,918
Mark to market of commodity derivatives contracts:
Total loss on commodity derivatives contracts	4,457	2,863
Cash settlements of matured commodity derivative contracts, net	8,181	13,110
Cash premiums paid for commodity derivatives contracts	(1,418)	(565)
Amortization of deferred financing costs	10,977	4,980
Paid-in-kind interest	6,599	—
Accretion of asset retirement obligation	237	368
Settlement of asset retirement obligation	—	(307)
Loss on sale of furniture and equipment	—	97
Loss on early extinguishment of debt	12,172	—
Changes in operating assets and liabilities:
Accounts receivable	(12,345)	(14,850)
Prepaid expenses	(205)	4,301
Accounts payable and accrued liabilities	8,226	3,713
Net cash provided by operating activities	20,062	6,737
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(107,748)	(59,922)
(Acquisition of) refund for oil and natural gas properties	(54,496)	1,143
Proceeds from sale of oil and natural gas properties	28,781	121,273
(Application) receipt of proceeds from non-operators	(2,059)	3,337
(Advances to) reimbursements from operators	(44)	576
(Purchase) sale of furniture and equipment	(1,216)	73
Net cash (used in) provided by investing activities	(136,782)	66,480
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	250,000	—
Proceeds from convertible notes	200,000	—
Repayment of senior secured notes	(325,000)	—
Repayment of revolving credit facility	(84,630)	(115,370)
Loss on early extinguishment of debt	(7,011)	—
Proceeds from issuance of common shares, net of issuance costs	56,366	69,224
Dividends paid on preferred stock	(19,298)	(3,618)
Deferred financing charges	(11,010)	(1,285)
Increase in restricted cash	(370)	—
Tax withholding related to restricted stock and PBU vestings	(590)	(713)
Net cash provided by (used in) financing activities	58,457	(51,762)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(58,263)	21,455
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	71,529	50,074
CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,266	$71,529

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Adjusted Net Loss:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(16,597)	$(8,163)	$(61,228)	$(103,534)
SPECIAL ITEMS:
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	9,977	648	11,875	13,622
Impairment of oil and natural gas properties	—	—	—	48,497
Loss on early extinguishment of debt	—	—	12,172	—
Non-recurring general and administrative costs related to acquisition of assets	—	—	—	472
Non-recurring severance costs related to property divestments	—	—	—	677
Allowance for bad debt	—	—	—	1,953
Litigation settlement benefit	—	—	—	(10,100)
ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,620)	$(7,515)	$(37,181)	$(48,413)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.03)	$(0.06)	$(0.19)	$(0.43)
Diluted	$(0.03)	$(0.06)	$(0.19)	$(0.43)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	209,089,468	132,936,419	195,369,489	111,367,452
Diluted	209,089,468	132,936,419	195,369,489	111,367,452

Reconciliation of Cash Flows before Working Capital Changes and to Adjusted Cash Flows from Operations:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,979)	$(4,545)	$(46,755)	$(89,061)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	7,253	5,130	24,015	29,673
Impairment of oil and natural gas properties	—	—	—	48,497
Stock-based compensation	1,931	773	5,921	3,918
Mark to market of commodity derivatives contracts:
Total (gain) loss on commodity derivatives contracts	8,239	(1,128)	4,457	2,863
Cash settlements of matured commodity derivatives contracts, net	2,579	2,420	8,181	13,110
Cash premiums paid for commodity derivatives contracts	(1,418)	—	(1,418)	(565)
Amortization of deferred financing costs	2,759	1,168	10,977	4,980
Paid-in-kind interest	6,599	—	6,599	—
Accretion of asset retirement obligation	66	82	237	368
Settlement of asset retirement obligation	—	(220)	—	(307)
Loss on sale of furniture and equipment	—	—	—	97
Loss on early extinguishment of debt	—	—	12,172	—
Cash flows from operations before working capital changes	15,029	3,680	24,386	13,573
Dividends on preferred stock	(3,618)	(3,618)	(14,473)	(14,473)
Paid-in-kind interest	(6,599)	—	(6,599)	—
Non-recurring general and administrative costs related to acquisition of assets	—	2	—	472
Non-recurring severance costs related to property divestments	—	—	—	677
Allowance for bad debt	—	—	—	1,953
Litigation settlement benefit	—	—	—	(10,100)
Adjusted cash flows from operations	$4,812	$64	$3,314	$(7,898)

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(16,597)	$(8,163)	$(61,228)	$(103,534)
Interest expense	9,211	8,507	38,955	35,246
Loss on early extinguishment of debt	—	—	12,172	—
Depreciation, depletion and amortization	7,253	5,130	24,015	29,673
Impairment of oil and natural gas properties	—	—	—	48,497
EBITDA	(133)	5,474	13,914	9,882
Dividends on preferred stock	3,618	3,618	14,473	14,473
Accretion of asset retirement obligation	66	82	237	368
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	9,977	648	11,875	13,622
Non-cash stock compensation expense	1,931	773	5,921	3,918
Investment income and other	(9)	(33)	(175)	(31)
General and administrative costs related to acquisition of assets	—	2	—	472
General and administrative costs related to employee severance	—	—	—	677
Litigation settlement benefit	—	—	—	(10,100)
Allowance for bad debt	—	—	—	1,953
Adjusted EBITDA	$15,450	$10,564	$46,245	$35,234

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